Exhibit 10.2

MATSON LOGISTICS, INC.

CONSULTING AGREEMENT

This Agreement is entered into as of July 1, 2025 (the “Effective Date”), by and between MATSON LOGISTICS, INC., (“Matson”) and Rusty Rolfe, (“Consultant”), with reference to the following:

A.Consultant is retiring from Matson and his last day of employment with Matson will be July 1, 2025 (the “Employment Termination Date”).

B.Consultant, after the Employment Termination Date, is willing to act as an independent consultant to Matson, bringing Consultant’s experience with Matson Logistics, Inc., and Consultant’s unique historical knowledge of certain projects, policies and practices. Consultant agrees to assist in the transition of Consultant’s current duties and responsibilities to others and to support the Matson Logistics’ President’s role (the “Services”).

C.Matson wishes to retain Consultant to provide those Services.

Matson and Consultant agree:

1. Term. The term of the Services to be provided by Consultant under this Agreement will begin on July 2, 2025, and may be terminated at any time for any reason by either party. The term of this Agreement ends on December 31, 2025, unless both parties agree in writing to an extension.

2.Limitations on Other Consulting Work or Employment. During the term of this Agreement, Consultant understands that Consultant is prohibited from providing consulting services, advice, or any other assistance to, or become employed by, any individual or company that offers services in competition with Matson or any of its subsidiaries or affiliated entities.

3.Fees and Invoice. For the Services performed by Consultant during the term of this Agreement, Matson will pay Consultant the fees set forth in the Confidential Addendum.

4.Reimbursement of Expenses. Matson will reimburse Consultant for the following out-of-pocket expenses incurred in connection with the performance of the Services:

All expenses incidental to performing the Services

Other expenses, including travel, approved in advance by Matson

In order to obtain reimbursement for the foregoing expenses, Consultant must detail the reimbursable expenses in the monthly invoice for the month in which the expense is incurred and provide supporting documentation that is reasonably acceptable to Matson. Reimbursements provided for in this paragraph are the only reimbursements payable to Consultant under this Agreement.

5.Independent Contractor Status. The parties intend that Consultant will be an independent contractor and not an employee of Matson. To that end, the parties agree that Consultant will control how the Services are performed, but that Matson may provide job specifications. The parties agree that the work is on-call and irregular, when work is available. Consultant acknowledges that, as a Consultant under this Agreement, Consultant is not eligible for fringe benefits provided by Matson to its active employees and hereby waives claim to any such benefits. Except to the extent that Consultant was vested in such benefits on or prior to Consultant’s retirement date, Consultant acknowledges that Consultant is not entitled to pension, profit sharing, medical or dental benefits, workers’ compensation benefits or unemployment insurance, vacation or holiday pay, or new or additional grants of restricted stock units, stock options or other equity.

6.Taxes. Consultant agrees that any tax obligations which arise from the payments from this Agreement shall be the sole obligation of Consultant and that Consultant holds harmless and indemnifies Matson and Matson’s affiliates against any and all costs, penalties, taxes, or other payments made or required by any taxing authority on account of the failure or alleged failure to meet such tax obligations.

7.Confidential Information. Unless consented to in writing by Matson, Consultant will not disclose to anyone during or after the term of this Agreement confidential information received from Matson or developed by Consultant in performing the Services. Reports or other documents prepared by Consultant under this Agreement and any such information furnished by Matson to Consultant under this Agreement will all be, and will remain the property of Matson and be returned to Matson upon request or when they are no longer necessary for performance of the Services. Consultant will not take any such materials nor use any such material or information or copies thereof for work Consultant performs for others nor disclose such material or information to any other party without the prior written consent of Matson.

8.Policies and Procedures. Consultant shall comply with all of Matson’s

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policies, standards and procedures, including the Code of Conduct, when performing the Services under this Agreement.

9.Assignment. Consultant will not assign or otherwise transfer any interest in this Agreement without the prior written consent of Matson, and any attempted assignment or transfer without consent will be void.

10.Miscellaneous.

a.	Notices. Any notice required by this Agreement shall be given in writing addressed as set forth below and either personally delivered, sent via FedEx, or mailed by first class mail, postage prepaid, and such notice shall be deemed to have been duly given on the date of delivery if delivered personally, on the date set forth in the FedEx shipping document if sent via FedEx, or on the third day after the date of mailing if mailed:

Matson:Matson Logistics, Inc.

Attention: President

2175 North California Boulevard, Suite 250

Walnut Creek, CA 94596

Consultant:Rusty Rolfe

[Address]

b.Severability. If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement will remain in full force and effect.

c.Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and obligations assumed in this Agreement, and no modification or amendment hereof will be effective unless set forth in a written instrument (i) signed by the party against whom its modification or amendment is asserted or (ii) to which such party has otherwise evidenced its acceptance. This agreement shall not affect, diminish or negate any right or benefit Consultant may have as a former employee or retiree of Matson or any affiliate of Matson.

d.Choice of Law. The interpretation, construction and enforcement of this

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Agreement will be governed by the laws of the State of California exclusively, without reference to the laws of any other state or country, subject to the laws, rules or regulations of the United States to the extent applicable. Courts in California shall be the sole mandatory and exclusive venue and jurisdiction for the enforcement of this Agreement or any litigation related to or arising from the Agreement.

CONSULTANTMATSON LOGISTICS, INC.

/s/ Rusty Rolfe               /s/ Matthew J. Cox

Rusty RolfeMatthew J. Cox

Chairman of the Board

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